Exhibit 10.61
Workers’ Compensation Quota Share
Reinsurance Contract
Effective: December 31, 2008
issued to
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company

Table of Contents

Article		Page
I	Classes of Business Reinsured	1

II	Commencement and Termination	1

III	Territory (BRMA 51A)	3

IV	Exclusions	3

V	Retention and Limit	5

VI	Loss in Excess of Policy Limits/ECO	6

VII	Claims and Loss Adjustment Expense	7

VIII	Commutation	8

IX	Sunset Clause	9

X	Salvage and Subrogation	9

XI	Original Conditions	9

XII	Sliding Scale Commission	9

XIII	Reports and Remittances	11

XIV	Late Payments	11

XV	Offset (BRMA 36C)	12

XVI	Access to Records (BRMA 1D)	13

XVII	Errors and Omissions (BRMA 14F)	13

XVIII	Taxes (BRMA 50B)	13

XIX	Unauthorized Reinsurers	13

XX	Insolvency	14

XXI	Arbitration (BRMA 6J)	15

XXII	Agency Agreement (BRMA 73A)	16

XXIII	Severability (BRMA 72E)	16

XXIV	Service of Suit (BRMA 49C)	16

XXV	Confidentiality (BRMA 69D)	17

XXVI	Governing Law (BRMA 71B)	17

XXVII	Notices and Contract Execution	17

XXVIII	Intermediary	17

Workers’ Compensation Quota Share
Reinsurance Contract
Effective: December 31, 2008
issued to
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company
(hereinafter referred to collectively as the “Company”)
by
The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the “Reinsurer”)
Article I — Classes of Business Reinsured
A.	By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company’s gross liability under policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) in force at the effective date hereof and classified by the Company as Traditional Workers’ Compensation and/or Employers Liability business, subject to the terms, conditions and limitations hereinafter set forth.
B.	The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.
Article II — Commencement and Termination
A.	This Contract shall become effective at 11:59:59 p.m., Local Standard Time where the policy is issued, December 31, 2008, with respect to losses arising out of occurrences commencing after that time and date, and shall remain in force until 12:00:01 a.m., Local Standard Time where the policy is issued, January 1, 2010.

B.	Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:
1.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard & Poor’s rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.
C.	Unless the Company elects to reassume the ceded net unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months, plus odd time, following the effective date of termination.

D.	“Term of this Contract” as used herein shall mean the period from 11:59:59 p.m., Local Standard Time where the policy is issued, December 31, 2008 until 12:00:01 a.m., Local Standard Time where the policy is issued, January 1, 2010. However, if this Contract is terminated, “term of this Contract” as used herein shall mean the period from 11:59:59 p.m., Local Standard Time where the policy is issued, December 31, 2008 through the effective date of termination if this Contract is terminated on a “cutoff” basis, or through the end of the runoff period if this Contract is terminated on a “runoff” basis.
Article III — Territory (BRMA 51A)
The territorial limits of this Contract shall be identical with those of the Company’s policies.
Article IV — Exclusions
This Contract does not apply to and specifically excludes the following:
1.	Assumed reinsurance, except as respects 100% of business ceded by fronting insurance companies.

2.	Liability of the Company arising by agreement, operation of law or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guarantee funds, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; but this exclusion shall not apply to Assigned Risk Plans or similar plans.

4.	All loss or liability of the Company excluded by the “Nuclear Risk Exclusion” attached to and forming part of this Contract.

5.	Actual or alleged loss, liability, damage, injury, defense cost, cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any “act of terrorism” as defined in the Terrorism Risk Insurance Act of 2002, and any reauthorization or extension thereof (collectively, the “Act”), including acts of war, invasion, acts of foreign enemies, hostilities or warlike operation (whether war be declared or not), civil war, rebellion, revolution, insurrection, or civil commotion assuming the proportions of or amounting to an uprising, military or usurped power, regardless of any other cause or event contributing concurrently or in any sequence to the loss and regardless of the location of the loss, liability, damage, injury, defense, cost or expense. Also excluding actual or alleged loss, liability, damage, injury, defense cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any action taken in controlling, preventing, suppressing, retaliating against, or responding to an act of terrorism as defined in the

Act, regardless of the location of the loss, liability, damage, injury, defense, cost or expense.

Notwithstanding the above and subject otherwise to the terms, conditions and limitations of this Contract, this Contract will pay actual loss or damage caused by an act of terrorism which does not meet the definition of “act of terrorism” as defined in the Act but in no event will this Contract provide coverage for loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with biological, chemical or nuclear explosion, pollution, contamination and/or fire following therefrom.

In the event any portion of this exclusion is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

6.	Financial guarantee and insolvency.

7.	Loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority. Nevertheless, this exclusion shall not apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism, malicious damage, and acts of terrorism.

8.	Risks with known occupational disease exposures per NCCI D & E codes.

9.	Commercial aircraft crews.

10.	Mining, either above or below ground.

11.	Construction of bridges, tunnel or dams.

12.	Risks involving known exposure to the following substances: dioxin, polychlorinated biphenyls (PCB’s) methyl tertiary butyl ether (MTBE), and asbestos.

13.	Chemical or petrochemical manufacturers.

14.	Fire fighters and police officers.

15.	Railroads, except scenic railways, and access lines and industrial aid owner operations when written as an incidental part of an insured’s overall operations.

16.	No known wrecking or demolition of buildings of structures in excess of three stories.

17.	Manufacturing, packing, handling, shipping, storage or loading into containers of explosives, substances intended for use as an explosive, ammunitions, fuses, arms, magnesium, propellant charges, detonating devices, fireworks, nitroglycerine, celluloid, or pyroxylin; however, this exclusion shall not apply to the incidental packing, handling, or storage of same in connection with the sale or transportation by owner operators of such substance.

18.	Trucking hauling explosives or ammunition (local or long distance hauling) — all employees.

19.	Manufacturing, packing, handling, shipping or storage of natural or artificial fuel gasses, butane, propane, gasoline, or liquefied petroleum gas; however, this exclusion shall not apply to the incidental packing, handling or storage of same in connection with the sale of such substances.

20.	Gas or oil burner installation NOC.

21.	Gasoline service stations tank installations.

22.	Blasting of rock.

23.	Sewer construction — all operations.

24.	Gas main, steam main, or water main construction or connection construction.

25.	Boat manufacturing F classes.

26.	Banks and trust company employees of contracting agencies in bank service: guards, patrol, messengers or armored car crews.

27.	Detective agencies.

28.	Patrol agencies only in regard to armed guard services.

29.	Alternative Market business including Professional Employer Organizations.

30.	Losses arising from the United States Longshore and Harbor Workers’ Compensation Act, Jones Act, Federal Employers Liability Act, Maritime Employers Liability Act, and any other Federal act if the payroll for such business is greater than 10.0% of the total payroll for the original insured’s total operations including such business.
Article V — Retention and Limit
A.	As respects business subject to this Contract, the Company shall cede to the Reinsurer and the Reinsurer agrees to accept 100% of the Company’s gross liability, but in no event shall the liability of the Reinsurer for loss and loss adjustment expense exceed 120% of the Company’s net unearned premium ceded hereunder.
B.	The Company shall purchase or be deemed to have purchased inuring excess reinsurance to limit its loss subject hereto from any one coverage, any one policy, any one occurrence (inclusive of loss in excess of policy limits and extra contractual obligations, if any) to $500,000. The cost of such reinsurance shall be deemed to be equal to 10.0% of the unearned premium ceded hereunder.
C.	“Net unearned premium” as used herein is defined as the Company’s unearned premium, less premiums deemed to have been ceded by the Company for excess reinsurance which inures to the benefit of this Contract.

D.	“Unearned premium” as used herein is defined as the Company’s subject unearned premium as of the inception of this Contract for the classes of in force business reinsured hereunder, less cancellations and return premiums, and plus or minus (as applicable) a pro rata portion of premiums from audit adjustments and endorsements, if any.
E.	“Occurrence” as used herein is defined as each and every disaster, casualty, accident, or loss or series of disasters, casualties, accidents or losses arising out of one event. As respects an occurrence involving occupational disease or other disease or cumulative trauma, the following shall apply:
1.	Per Event Coverage: As respects losses arising from occupational disease or other disease, regardless of the specific kind or class, suffered by employees of one or more employers, all such losses sustained by the Company from one event shall, together with losses not classified as occupational disease or other disease, be deemed to be a single “occurrence.”

2.	Per Employee Coverage: As respects losses arising from occupational disease or other disease or cumulative trauma suffered by a single employee, and not covered under subparagraph (1) above, the date that the occurrence commences shall be determined as follows:
a.	If the case is compensable under the Workers’ Compensation law, the date of the beginning of the disability for which compensation is payable;

b.	If the case is not compensable under the Workers’ Compensation law, the date that disability due to said disease actually began;

c.	If the claim is made after employment has ceased, the date of cessation of such employment.
3.	Per Employer Coverage: As respects losses arising from occupational disease or other disease or cumulative trauma of the same specific kind or class, suffered by multiple employees of the same employer, and not covered under subparagraphs (1) or (2) above, all such losses sustained by the Company within a policy year shall be aggregated and considered as constituting one “occurrence” hereunder and the inception date of the policy year in which losses occur shall be deemed to be the date of the occurrence.
Article VI — Loss in Excess of Policy Limits/ECO
A.	In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called “loss in excess of policy limits”) or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called “extra contractual obligations”) because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, the loss in excess of policy limits and/or the extra contractual obligations shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof shall be subject to the provisions of the Retention and Limit Article.
B.	An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.
C.	Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
D.	Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.
E.	Savings Clause (Applicable only if the Subscribing Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.
Article VII — Claims and Loss Adjustment Expense
A.	Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, in the defense of any claim or suit or proceeding involving this reinsurance.
B.	All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with the Reports and Remittances Article. It is agreed, however, that if the Reinsurer’s share of any loss is equal to or greater than $250,000, the Reinsurer will pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid by the Company.
C.	In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expense incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.
D.	“Loss adjustment expense” as used herein shall mean costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:
1.	Court costs;

2.	Costs of supersedeas and appeal bonds;

3.	Monitoring counsel expenses;

4.	Legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	Post-judgment interest;

6.	Pre-judgment interest, unless included as part of the award or judgment;

7.	Costs and expenses of outside adjusters; and

8.	Subrogation, salvage and recovery expenses.
Loss adjustment expense does not include salaries and expenses of the Company’s employees, office or other overhead expenses.
Article VIII — Commutation
A.	This Article will only take effect should the parties hereto mutually agree to commute one or any number of the Workers’ Compensation losses under this Contract. There will be no obligation on the part of either party to so commute.
B.	Should the Company become liable for any loss hereunder, and be required to make periodic payments to or otherwise set up on its books reserves for such loss, at any time after seven years following the effective time and date of this Contract and upon mutual agreement of the Company and the Reinsurer, said loss (including loss adjustment expense) may be commuted. If the value of said loss, including amounts falling to the share of the Reinsurer, cannot be agreed upon by the parties to this Contract, said value may be determined by employing one of the following:
1.	A present value calculation based on the following criteria:
a.	In respect of all unindexed benefits, the present value calculation shall be determined based upon an annual discount equal to the five-year U.S. Treasury note rate at the time of commutation;

b.	In respect of all future medical costs, the present value calculation shall be based upon the Company’s evaluation of long term medical care and rehabilitation requirements, using an annual discount equal to the five-year U.S. Treasury note rate at the time of commutation, and an annual escalation equal to the Medical Care Consumer Price Index (CPI-MC) at the time of commutation;

c.	Where applicable, impaired life expectancy, survivors’ life expectancy, as well as remarriage probability shall be reflected in the calculation by employing tables required by statute.
2.	The Company may determine the present value by purchasing (or obtaining a quotation for) an annuity from any A.M. Best’s Class VIII IIA+II rated or better annuity writer, with an AAA rating by Standard & Poor’s.

C.	The Reinsurer’s proportion of the amount determined will be considered its total liability for such loss and the lump sum payment thereof shall constitute a complete release of both parties from liability hereunder for the commuted losses.
D.	This Article shall survive the expiration or termination of this Contract.
Article IX — Sunset Clause
Seven years after the effective date of this Contract, the Company shall advise the Reinsurer of any outstanding claims and/or occurrences (each hereinafter referred to as a “claim”) arising during the term hereof, which have not been finally settled and which may cause a recovery under this Contract, and no liability shall attach hereunder for any claim not reported to the Reinsurer within this seven-year period.
Article X — Salvage and Subrogation
The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so.
Article XI — Original Conditions
A.	All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the net unearned premium received by the Company.
B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.
Article XII — Sliding Scale Commission
A.	The Reinsurer shall allow the Company a 30.0% provisional commission on the net unearned premium ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return net unearned premium at the same rate.

B.	The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the term of this Contract:
1.	If the ratio of losses incurred to premiums earned is 73.0% or greater, the adjusted commission rate for the term of this Contract shall be 20.0%;

2.	If the ratio of losses incurred to premiums earned is less than 73.0%, but not less than 63.0%, the adjusted commission rate for the term of this Contract shall be 20.0%, plus the difference in percentage points between 73.0% and the actual ratio of losses incurred to premiums earned;

3.	If the ratio of losses incurred to premiums earned is less than 63.0%, but not less than 54.0%, the adjusted commission rate for the term of this Contract shall be 30.0%, plus two-thirds of the difference in percentage points between 63.0% and the actual ratio of losses incurred to premiums earned;

4.	If the ratio of losses incurred to premiums earned is 54.0% or less, the adjusted commission rate for the term of this Contract shall be 36.0%.
C.	The Company shall calculate and report the adjusted commission on premiums earned within 45 days following the termination or expiration of this Contract and within (1) 45 days after the end of each six-month period thereafter as respects any downward adjustment of ceding commission below the provisional ceding commission, and (2) 45 days after the end of each 12-month period thereafter as respects any upward adjustment of ceding commission above the provisional ceding commission, until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the effective date of this Contract through the date of adjustment. If the adjusted commission on premiums earned as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the term of this Contract, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the term of this Contract, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company’s report. However, there shall be no upward adjustment of ceding commission above the provisional ceding commission until 24 months following the effective date of termination or expiration.
D.	“Losses incurred” as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses (inclusive of an amount representing incurred but not reported losses) and loss adjustment expense outstanding as of the same date, all as respects losses arising out of loss occurrences commencing during the term of this Contract.
E.	“Premiums earned” as used herein shall mean ceded net unearned premiums during the term of this Contract.
F.	It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.

Article XIII — Reports and Remittances
A.	As promptly as possible after the effective date of this Contract, the Company shall remit the Reinsurer’s share of the net unearned premium (less provisional commission thereon) applicable to subject business in force at the effective date of this Contract.
B.	Within 30 days after the end of each calendar quarter, the Company shall report to the Reinsurer:
1.	Ceded net unearned premium after adjustment for the quarter due to cancellations, returns or audits;

2.	Provisional commission thereon;

3.	Ceded losses and loss adjustment expense paid during the quarter (net of any recoveries during the month under the “cash call” provisions of the Claims and Loss Adjustment Expense Article);

4.	Ceded outstanding loss reserves as of the end of the quarter.
The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible, but no longer than 15 days, after receipt and verification of the Company’s report.

C.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.
Article XIV — Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.
B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the sum of 1.0% and the six-month U.S. Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.
It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:
1.	As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	As respects a “cash call” made in accordance with the last sentence of paragraph B of the Claims and Loss Adjustment Expense Article, payment shall be deemed due five days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the five days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be deemed as 30 days following transmittal of written notification that the provisions of this Article have been invoked.
For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.	Interest penalties arising out of the application of this Article that are $500 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.
Article XV — Offset (BRMA 36C)
The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.
Article XVI — Access to Records (BRMA 1D)
The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.
Article XVII — Errors and Omissions (BRMA 14F)
Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.
Article XVIII — Taxes (BRMA 50B)
In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.
Article XIX — Unauthorized Reinsurers
A.	If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company’s ceded net unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:
1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;
if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:
1.	To reimburse itself for the Reinsurer’s share of net unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded net unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded net unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.
In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.
Article XX — Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.
Article XXI — Arbitration (BRMA 6J)
A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.
B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.
C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.
D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two

Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.
Article XXII — Agency Agreement (BRMA 73A)
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.
Article XXIII — Severability (BRMA 72E)
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
Article XXIV — Service of Suit (BRMA 49C)
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)
A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.
B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXV — Confidentiality (BRMA 69D)
The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.
Article XXVI — Governing Law (BRMA 71B)
This Contract shall be governed by and construed in accordance with the laws of the State of Florida.
Article XXVII — Notices and Contract Execution
A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.
B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:
1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.
C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.
Article XXVIII — Intermediary
Benfield Inc. or one of its affiliated or successor corporations is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the

Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.
In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:
Fort Lauderdale, Florida, this 24th day of February in the year 2009.

/s/ Charles K Schuver

Guarantee Insurance Company (for and on behalf of the “Company”)
CHARLES K SCHUVER
CHIEF UNDERWRITING OFFICER

NUCLEAR RISK EXCLUSION
This Contract does not apply to loss arising from, whether directly or indirectly, whether proximate or remote:
a)	Any Nuclear Facility, Nuclear Hazard or Nuclear Reactor;

b)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled; or

c)	Any Nuclear Material, Radioactive Material, Nuclear Reaction, Nuclear Radiation or radioactive contamination, all whether controlled or uncontrolled, caused directly or indirectly by, contributed to or aggravated by an Event;

d)	Any Spent Fuel or Waste;

e)	Any Fissionable Substance; or

f)	Any nuclear device or bomb.
As used in this Exclusion:
“Fissionable Substance” means any prescribe substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.
“Nuclear Facility” means:
any Nuclear Reactor;
any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;
any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging Waste;
any equipment or device used for the processing, fabricating or alloying of Special Nuclear Material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;
any structure, basin, excavation, premises or place prepared or used for the storage or disposal of Waste or Radioactive Material, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations.
“Nuclear Hazard” means the radioactive, toxic, explosive or other hazardous properties of Radioactive Material or Nuclear Material.
“Nuclear Material” means Source Material, Special Nuclear Material or Byproduct Material.
“Nuclear Reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material.
“Radioactive Material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.
“Source Material,” “Special Nuclear Material,” and “Byproduct Material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof.
“Spent Fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in the Nuclear Reactor.
“Waste” means any waste material (i) containing Byproduct Material and (ii) resulting from the operation by any person or organization of any Nuclear Facility.

Interests and Liabilities Agreement
of
Harco National Insurance Company
Rolling Meadows, Illinois
(hereinafter referred to as the “Subscribing Reinsurar”)
with respect to the
Workers’ Compensation Quota Share
Reinsurance Contract
Effective: December 31, 2008
issued to and duly executed by
Guarantee Insurance Company
Fort Lauderdale, Florida
and
any other insurance companies and/or affiliates which are now or hereafter come under the ownership, control or management of
Guarantee Insurance Company
The Subscribing Reinsurer hereby accepts a 37.83% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract captioned above.
This Agreement shall become effective at 11:59:59 p.m., Local Standard Time where the policy is issued, December 31, 2008, and shall remain in force until 12:00:01 a.m., Local Standard Time where the policy is issued, January 1, 2010.
The Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.
In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date undermentioned at:
Rolling Meadows, Illinois, this 24th day of February in the year 2009.

/s/ Steven H. Baker

Harco National Insurance Company
Steven H. Baker